                                                                    EXHIBIT 10.5










                        VISTA MEDICAL TECHNOLOGIES, INC.


                   SERIES C PREFERRED STOCK PURCHASE AGREEMENT

                              ---------------------

                                November 27, 1996

                                TABLE OF CONTENTS


                                                                            Page

1.   Purchase and Sale of Stock. . . . . . . . . . . . . . . . . . . . . . .   1
     1.1  Sale and Issuance of Series C Preferred Stock. . . . . . . . . . .   1
     1.2  The Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.   Representations and Warranties of the Company . . . . . . . . . . . . .   1
     2.1  Organization, Good Standing and Qualification. . . . . . . . . . .   2
     2.2  Capitalization and Voting Rights . . . . . . . . . . . . . . . . .   2
     2.3  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     2.4  Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     2.5  Valid Issuance of Preferred and Common Stock . . . . . . . . . . .   3
     2.6  Governmental Consents. . . . . . . . . . . . . . . . . . . . . . .   4
     2.7  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
     2.8  Proprietary Information Agreements . . . . . . . . . . . . . . . .   4
     2.9  Patents and Trademarks . . . . . . . . . . . . . . . . . . . . . .   4
     2.10 Compliance with Other Instruments. . . . . . . . . . . . . . . . .   5
     2.11 Agreements; Action . . . . . . . . . . . . . . . . . . . . . . . .   5
     2.12 Related-Party Transactions . . . . . . . . . . . . . . . . . . . .   6
     2.13 Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     2.14 Environmental and Safety Laws. . . . . . . . . . . . . . . . . . .   7
     2.15 Registration Rights. . . . . . . . . . . . . . . . . . . . . . . .   7
     2.16 Title to Property and Assets . . . . . . . . . . . . . . . . . . .   7
     2.17 Financial Statements . . . . . . . . . . . . . . . . . . . . . . .   7
     2.18 Changes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     2.19 Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . .   9
     2.20 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     2.21 Real Property Holding Company. . . . . . . . . . . . . . . . . . .   9
     2.22 Tax Returns, Payments and Elections. . . . . . . . . . . . . . . .   9
     2.23 Minute Books . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     2.24 Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     2.25 Labor Agreements and Actions . . . . . . . . . . . . . . . . . . .  10
     2.26 Manufacturing and Marketing Rights . . . . . . . . . . . . . . . .  11
     2.27 Finder or Broker . . . . . . . . . . . . . . . . . . . . . . . . .  11
     2.28 Customer Complaints. . . . . . . . . . . . . . . . . . . . . . . .  11
     2.29 Warranties; Product Liability. . . . . . . . . . . . . . . . . . .  11
     2.30 Relations with Suppliers . . . . . . . . . . . . . . . . . . . . .  11

3.   Representations and Warranties of the Investor. . . . . . . . . . . . .  12
     3.1  Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     3.2  Purchase Entirely for Own Account. . . . . . . . . . . . . . . . .  12
     3.3  Disclosure of Information. . . . . . . . . . . . . . . . . . . . .  12

     3.4  Investment Experience. . . . . . . . . . . . . . . . . . . . . . .  12
     3.5  Accredited Investor. . . . . . . . . . . . . . . . . . . . . . . .  12
     3.6  Restricted Securities. . . . . . . . . . . . . . . . . . . . . . .  12
     3.7  Further Limitations on Disposition . . . . . . . . . . . . . . . .  13
     3.8  Legends. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

4.   Conditions of Investor's Obligations at Closing . . . . . . . . . . . .  13
     4.1  Representations and Warranties . . . . . . . . . . . . . . . . . .  13
     4.2  Performance. . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     4.3  Compliance Certificate . . . . . . . . . . . . . . . . . . . . . .  14
     4.4  Qualifications . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     4.5  Proceedings and Documents. . . . . . . . . . . . . . . . . . . . .  14
     4.6  Opinion of Company Counsel . . . . . . . . . . . . . . . . . . . .  14
     4.7  Amended and Restated Investors' Rights Agreement . . . . . . . . .  14
     4.8  Supplemental Rights Agreement. . . . . . . . . . . . . . . . . . .  14
     4.9  Sales Agreement. . . . . . . . . . . . . . . . . . . . . . . . . .  14

5.   Conditions of the Company's Obligations at Closing. . . . . . . . . . .  14
     5.1  Representations and Warranties . . . . . . . . . . . . . . . . . .  14
     5.2  Payment of Purchase Price. . . . . . . . . . . . . . . . . . . . .  15
     5.3  Qualifications . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     5.4  Amended and Restated Investors' Rights Agreement . . . . . . . . .  15
     5.5  Supplemental Rights Agreement. . . . . . . . . . . . . . . . . . .  15
     5.6  Sales Agreement. . . . . . . . . . . . . . . . . . . . . . . . . .  15

6.   Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     6.1  Survival of Warranties . . . . . . . . . . . . . . . . . . . . . .  15
     6.2  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . .  15
     6.3  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     6.4  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     6.5  Titles and Subtitles . . . . . . . . . . . . . . . . . . . . . . .  15
     6.6  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     6.7  Finder's Fee . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     6.8  Legal Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     6.9  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     6.10 Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . .  16
     6.11 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     6.12 Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . .  17

Exhibit A - Amended and Restated Certificate of Incorporation


                                       ii.

                        VISTA MEDICAL TECHNOLOGIES, INC.
                   SERIES C PREFERRED STOCK PURCHASE AGREEMENT



     THIS SERIES C PREFERRED STOCK PURCHASE AGREEMENT is made as of the 27th day of November, 1996, by and between Vista Medical Technologies, Inc., a Delaware corporation (the "Company"), and Medtronic Asset Management, Inc., a Minnesota corporation (the "Investor") which is a wholly-owned subsidiary of Medtronic, Inc. ("Medtronic").

     THE PARTIES HEREBY AGREE AS FOLLOWS:

     1.   PURCHASE AND SALE OF STOCK.

          1.1  SALE AND ISSUANCE OF SERIES C PREFERRED STOCK.

               (a) The Company shall adopt and file with the Secretary of State of Delaware on or before the Closing (as defined below), the Amended and Restated Certificate of Incorporation in substantially the form attached hereto as EXHIBIT A (the "Restated Certificate").

               (b) Subject to the terms and conditions of this Agreement, the Investor agrees to purchase at the Closing pursuant to Section 1.2, and the Company agrees to sell and issue to the Investor at the Closing pursuant to
Section 1.2, 2,000,000 shares of the Company's Series C Preferred Stock for the purchase price of $5.00 per share.

          1.2  THE CLOSING.

               (a) The purchase and sale of the Series C Preferred Stock shall take place at the offices of Brobeck, Phleger & Harrison LLP, 550 West "C" Street, Suite 1200, San Diego, California or by telecopy exchange of signature pages (with originals to follow via overnight delivery) at 11:00 a.m., on November 27, 1996, or at such other time and place as the Company and the Investor hereto mutually agree upon orally or in writing (which time and place are designated as the "Closing").

               (b) At the Closing, the Company shall deliver to the Investor a certificate representing the shares of Series C Preferred Stock that the Investor is purchasing against payment of the purchase price therefor by check or wire transfer.

     2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Investor that, except as set forth on a Schedule of Exceptions furnished to the Investor, which exceptions shall be deemed to be representations and warranties as if made hereunder:

          2.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

          2.2 CAPITALIZATION AND VOTING RIGHTS. The authorized capital of the Company consists, or will consist prior to the Closing, of:

                (i) PREFERRED STOCK. 18,000,000 shares of Preferred Stock (the "Preferred Stock"), 8,300,000 shares of which have been designated Series A-1 Preferred Stock, and 8,094,340 of which are issued and outstanding, 500,000 shares of which have been designated Series A-3, and 154,581 of which are issued and outstanding, 3,100,000 shares of which have been designated Series B Preferred Stock, and 1,325,331 of which are issued and outstanding, and 2,000,000 shares of which have been designated Series C Preferred Stock, up to all of which will be sold pursuant to this Agreement. The rights, privileges and preferences of the Series C Preferred Stock will be as stated in the Restated Certificate.

               (ii) COMMON STOCK. 25,000,000 shares of common stock ("Common Stock"), of which 712,250 shares are issued and outstanding.

               (iii) Except for (A) the conversion privileges of the Series A-1 Preferred Stock, Series A-3 Preferred Stock and Series B Preferred Stock, (B) the conversion privileges of the Series C Preferred Stock to be issued under this Agreement, (C) the rights provided in Section 3.1 of that certain Amended and Restated Investors' Rights Agreement dated the date hereof between the Company and the parties listed on Schedule A thereto (the "Rights Agreement"), (D) the rights provided in that certain Supplemental Rights Agreement dated the date hereof between the Company and Medtronic (the "Supplemental Rights Agreement") and (E) the 2,687,481 shares of Common Stock reserved for issuance pursuant to the Company's 1995 Stock Option Plan (the "Plan"), of which options to purchase 2,202,701 shares have been granted under the Plan, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock. The Company is not a party or subject to any agreement or understanding, and, to the Company's knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company.

          2.3 SUBSIDIARIES. Except as set forth in the Schedule of Exceptions, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, association or other business entity, and the Company is not an equity owner in any joint venture, partnership or similar arrangement.


                                       2.

          Each of the Company's subsidiaries listed in the Schedule of Exceptions (a "Subsidiary" or the "Subsidiaries") is duly organized and existing under the laws of its jurisdiction of organization and is in good standing under such laws. Each of the Company's Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on the Company's business or properties.

          2.4 AUTHORIZATION. All corporate action on the part of the Company, its Subsidiaries, officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the Rights Agreement, the Supplemental Rights Agreement and that certain Sales Agreement dated the date hereof between the Company and Medtronic (the "Sales Agreement") and any other agreement to which the Company is a party, the execution and delivery of which is contemplated hereby (the "Ancillary Agreements"), the performance of all obligations of the Company hereunder and thereunder and the authorization, issuance (or reservation for issuance) and delivery of the Series C Preferred Stock being sold hereunder and the Common Stock issuable upon conversion of the Series C Preferred Stock has been taken or will be taken prior to the Closing, and this Agreement, the Rights Agreement, the Supplemental Rights Agreement, the Sales Agreement and any Ancillary Agreements constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Rights Agreement may be limited by applicable federal or state securities laws.

          2.5  VALID ISSUANCE OF PREFERRED AND COMMON STOCK.

               (a) The Series C Preferred Stock which is being purchased by the Investor hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and, based in part upon the representations of the Investor in this Agreement, will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Series C Preferred Stock purchased under this Agreement has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Certificate, shall be duly and validly issued, fully paid and nonassessable, and issued in compliance with all applicable securities laws, as presently in effect, of the United States and each of the states whose securities laws govern the issuance of any of the Series C Preferred Stock hereunder.

               (b) The outstanding shares of Series A-1 Preferred Stock, Series A-3 Preferred Stock, Series B Preferred Stock and Common Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws.


                                       3.

          2.6 GOVERNMENTAL CONSENTS. To the best of the Company's knowledge and belief, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for the filing pursuant to Section 25102(f) of the California Corporate Securities Law of 1968, as amended, and the rules thereunder, which filing will be effected within fifteen (15) days of the sale of the Series C Preferred Stock hereunder.

          2.7 LITIGATION. There is no action, suit, proceeding or investigation pending or currently threatened against the Company or any Subsidiary which questions the validity of this Agreement, the Rights Agreement, the Supplemental Rights Agreement, the Sales Agreement or any Ancillary Agreements, or the right of the Company to enter into any of them, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse changes in the assets, financial condition, or business of the Company or any Subsidiary. The foregoing includes, without limitation, actions pending or threatened (or any basis therefor known to the Company or any Subsidiary) involving the prior employment of any of the Company's or any Subsidiaries' employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Neither the Company nor any Subsidiary is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company or any Subsidiary currently pending or which the Company or any Subsidiary intends to initiate.

          2.8 PROPRIETARY INFORMATION AGREEMENTS. Each employee, officer and consultant of the Company and any Subsidiary has executed a Proprietary Information Agreement in the Company's standard form. The Company, after reasonable investigation, is not aware that any of its or any Subsidiaries' employees, officers or consultants are in violation thereof, and the Company will use its best efforts to prevent any such violation.

          2.9 PATENTS AND TRADEMARKS. The Company and each Subsidiary has sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its respective business as now conducted and as proposed to be conducted without any conflict with or infringement of the rights of others.
The Schedule of Exceptions contains a complete list of patents and pending patent applications of the Company or any Subsidiary. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company or any Subsidiary bound by or a party to any options, licenses, or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. Neither the Company nor any Subsidiary is aware that any of its employees or consultants are obligated under any


                                       4.

contract (including licenses, covenants or commitments of any nature) or other agreement or subject to any judgment, decree or order of any court or administrative agreement that would interfere with the use of his, her, or its best efforts to promote the best interests of the Company or such Subsidiary or that would conflict with the Company's or such Subsidiary's business as it is proposed to be conducted. Neither the Company nor any Subsidiary has received any communications alleging that the Company or such Subsidiary has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. Neither the execution nor delivery of this Agreement, the Rights Agreement, the Supplemental Rights Agreement, the Sales Agreement or any Ancillary Agreements, nor the carrying on of the Company's or any Subsidiary's business by the employees of the Company and any Subsidiary, nor the conduct of the Company's or any Subsidiary's business as proposed, will, to the best of the Company's or such Subsidiary's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees or consultants is now obligated. Neither the Company nor any Subsidiary believes that it is or will be necessary to utilize any inventions of any of its employees or consultants (or persons it currently intends to hire) made prior to their employment by the Company or such Subsidiary.

          2.10 COMPLIANCE WITH OTHER INSTRUMENTS. Neither the Company nor any Subsidiary is in violation or default of any provisions of its Restated Certificate or Bylaws or other governing instruments or of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company or such Subsidiary. The execution, delivery and performance of this Agreement, the Rights Agreement, the Supplemental Rights Agreement, the Sales Agreement or any Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or any Subsidiary or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company or any Subsidiary, its business or operations or any of its assets or properties.

          2.11 AGREEMENTS; ACTION.

          (a) There are no agreements, understandings or proposed transactions between the Company or any Subsidiary and any of its officers, directors, affiliates or any affiliate thereof.

          (b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company or any Subsidiary is a party or by which it is bound which may involve
(i) obligations


                                       5.

(contingent or otherwise) of, or payments from the Company or such Subsidiary in excess of, $25,000, or (ii) the license of any patent, copyright, trade secret, or other proprietary right to or from the Company or such Subsidiary, from
(iii) provisions restricting or affecting the development, manufacture or distribution of the Company's or such Subsidiary's products or services or
(iv) indemnification by the Company or such Subsidiary with respect to infringements of proprietary rights.

          (c) Neither the Company nor any Subsidiary has (other than to the Company or another Subsidiary) (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $25,000 or, in the case of indebtedness and/or liabilities individually less than $25,000, in excess of $100,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

          (d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

          2.12 RELATED-PARTY TRANSACTIONS. Except as set forth on the Schedule of Exceptions, no stockholder, employee, officer, or director of the Company or any Subsidiary or member of his or her immediate family, is indebted to the Company or any Subsidiary, nor is the Company or any Subsidiary indebted (or committed to make loans or extend or guarantee credit) to any of them. To the best of the Company's and its Subsidiaries' knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers, or directors of the Company and any Subsidiary and members of their immediate families may own less than one percent (1%) of the outstanding stock in publicly traded companies that may compete with the Company. No member of the immediate family of any officer or director of the Company or any Subsidiary is directly or indirectly interested in any material contract with the Company.

          2.13 PERMITS. The Company and its Subsidiaries have all franchises, permits, licenses and any similar authority necessary for the conduct of the Company's business as now being conducted by them, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of the Company and the Company and each Subsidiary believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company and its Subsidiaries are not in default in any material respect under any of such franchises, permits, licenses or other similar authority.


                                       6.

          2.14 ENVIRONMENTAL AND SAFETY LAWS. Neither the Company nor any Subsidiary is in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety; and to the best of the Company's and its Subsidiaries' knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

          2.15 REGISTRATION RIGHTS. Except as provided in the Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

          2.16 TITLE TO PROPERTY AND ASSETS. The Company and each Subsidiary owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company's or such Subsidiary's ownership or use of such property or assets. With respect to the property and assets it leases, the Company and each Subsidiary is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

          2.17 FINANCIAL STATEMENTS. The Company has made available to the Investor its audited consolidated financial statements (balance sheet and profit and loss statement, statement of stockholders' equity and statement of changes in financial position) for the fiscal year ended December 31, 1995 and its unaudited consolidated financial statements (balance sheet and profit and loss statement including notes) for the ten-month period ended October 26, 1996 (the "Financial Statements"). The Financial Statements are complete and correct in all material respects and accurately set out and describe the consolidated financial condition and consolidated operating results of the Company and its Subsidiaries as of the dates, and for the periods, indicated therein, subject, with respect to its unaudited financial statements, to normal year-end audit adjustments. The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") except, with respect to its unaudited financial statements, for footnotes required by GAAP. Except as set forth in the Financial Statements, neither the Company nor any Subsidiary has any liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to October 26, 1996 which in the aggregate do not exceed $25,000 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the consolidated financial condition or operating results of the Company and its Subsidiaries. Except as disclosed in the Financial Statements, neither the Company nor any Subsidiary is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation (other than indebtedness of another Subsidiary or the Company). The Company and each Subsidiary maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.


                                       7.

          2.18 CHANGES. Since December 31, 1995 (or as expressly set forth in the October 26, 1996 unaudited financial statements, and except for transactions between the Company and a Subsidiary or between Subsidiaries of the Company) there has not been:

          (a) any change in the assets, liabilities, financial condition or operating results of the Company or any Subsidiary from that reflected in the Financial Statements, except changes in the ordinary course of business which have not been, in the aggregate, materially adverse.

          (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, prospects or business of the Company or any Subsidiary (as such business is presently conducted and as it is proposed to be conducted);

          (c) any waiver by the Company or any Subsidiary of a valuable right or of a material debt owed to it;

          (d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or any Subsidiary, except in the ordinary course of business and which is not material to the assets, properties, financial condition, prospects or business of the Company or any Subsidiary (as such business is presently conducted and as it is proposed to be conducted);

          (e) any change or amendment to a material contract or arrangement by which the Company or any Subsidiary or any of its assets or properties is bound or subject;

          (f) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

          (g) any resignation or termination of employment of any key officer or consultant of the Company or any Subsidiary; and neither the Company nor any Subsidiary, knows of the impending resignation or termination of employment of any such officer or consultant;

          (h) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or any Subsidiary, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

          (i) any loans or guarantees made by the Company or any Subsidiary to or for the benefit of its employees, officers, directors or consultants, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;


                                       8.

          (j) any declaration, setting aside or payment or other distribution in respect of any of the Company's capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company;

          (k) any material change in any compensation arrangement or agreement with any employee or consultant;

          (l) to the best of the Company's and its Subsidiaries' knowledge, any other event or condition of any character which might materially and adversely affect the assets, properties, financial condition, prospects or business of the Company or any Subsidiary (as such business is presently conducted and as it is proposed to be conducted);

          (m) any agreement or commitment by the Company or any Subsidiary to do any of the things described in this Section 2.18; or

          (n) receipt of notice that there has been a material order cancellation by any major customer of the Company or any Subsidiary.

          2.19 EMPLOYEE BENEFIT PLANS. Neither the Company nor any Subsidiary has any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974 (referred to herein as a "Benefit Plan"), except for those Benefit Plans of the Company or any Subsidiary listed in the Schedule of Exceptions (a "Company Benefit Plan"). To the Company's knowledge, no person has engaged in any act or omission which could reasonably be expected to subject the Company or any Subsidiary to any material tax, penalty or liability. Full payment or adequate provisions for reserves have been made of all amounts required under applicable law with respect to all Company Benefit Plans. The IRS has issued favorable determination letters, or applications for favorable determination letters have been timely submitted and no unfavorable determination letters have been received, with respect to all Company Benefit Plans that are intended to be qualified under Section 401(a) of the Code.

          2.20 INSURANCE. The Company maintains in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount to allow it to replace any of its properties that might be damaged or destroyed. The Company has in full force and effect products liability and errors and omissions insurance in amounts customary for similarly situated companies.

          2.21 REAL PROPERTY HOLDING COMPANY. Neither the Company nor any Subsidiary is a real property holding company within the meaning of Internal Revenue Code Section 897.

          2.22 TAX RETURNS, PAYMENTS AND ELECTIONS. The Company and its Subsidiaries have filed any and all tax returns and reports as required by law. These returns and reports, if any, are true and correct in all material respects. The Company and its Subsidiaries have paid all taxes and other assessments due, except those contested


                                       9.

by it in good faith that are listed in the Schedule of Exceptions. The provision for taxes of the Company as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof. Neither the Company nor any Subsidiary has elected pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor have they made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material effect on the Company or any Subsidiary, their financial condition, their prospects, their business as presently conducted or proposed to be conducted or any of their properties or material assets. Neither the Company nor any Subsidiary has ever had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the Company's or any Subsidiary's federal income tax returns, if any, and none of their state income or franchise tax or sales or use tax returns, if any, has ever been audited by governmental authorities. Since October 26, 1996 the Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. The Company and any Subsidiary has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositaries.

          2.23 MINUTE BOOKS. The copy of the minute books of the Company provided to the Investor contains a complete summary of all meetings of directors and stockholders and all actions by written consent in lieu of a meeting by directors or stockholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

          2.24 DISCLOSURE. The Company has fully provided the Investor with all the information which the Investor has requested for deciding whether to purchase the Series C Preferred Stock and all information which the Company believes is reasonably necessary to enable the Investor to make such decision. Neither this Agreement, the Rights Agreement, the Supplemental Rights Agreement, the Sales Agreement and any Ancillary Agreements, nor any other statements or certificates made or delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

          2.25 LABOR AGREEMENTS AND ACTIONS. Neither the Company nor any Subsidiary is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the best of the Company's or such Subsidiary's knowledge, has sought to represent any of the employees, representatives or agents of the Company or any Subsidiary. There is no strike or other labor dispute involving the Company or any Subsidiary pending, or to the best of the


                                       10.

Company's or such Subsidiary's knowledge, threatened, that could have a material adverse effect on the assets, properties, financial condition, operating results, or business of the Company or any Subsidiary (as such business is presently conducted and as it is proposed to be conducted), nor is the Company or any Subsidiary aware of any labor organization activity involving its or any Subsidiaries' employees. Neither the Company nor any Subsidiary is aware that any officer, consultant or key employee, or that any group of key employees, intends to terminate their employment with the Company or any Subsidiary, nor does the Company or any Subsidiary have a present intention to terminate the employment of any of the foregoing. Subject to general principles related to wrongful termination of employees, the employment of each officer, consultant and employee of the Company or any Subsidiary is terminable at the will of the Company.

          2.26 MANUFACTURING AND MARKETING RIGHTS. Neither the Company nor any Subsidiary has granted rights to manufacture, produce, assemble, license, market or sell its products to any other person and is not bound by any agreement that affects the Company's or any Subsidiary's exclusive rights to develop, manufacture, assemble, distribute and sell its products.

          2.27 FINDER OR BROKER. The Company is not obligated to pay any brokerage commissions, finder's fees or other similar compensation to any finder, broker, intermediary or any similar person in connection with the transactions contemplated herein. The Company will indemnify the Investor and hold the Investor harmless from any liability or expense arising from any claim for brokerage commissions, finder's fees or other similar compensation based upon any agreement, arrangement or understanding made by or on behalf of the Company.

          2.28 CUSTOMER COMPLAINTS. Neither the Company nor any Subsidiary has received any customer complaints concerning alleged defects in its products or the design thereof that, if true, would have a material adverse effect on the assets, financial condition or business of the Company or such Subsidiary.

          2.29 WARRANTIES; PRODUCT LIABILITY. All products manufactured or sold, and all services provided, by the Company or any Subsidiary have complied, and are in compliance, in all material respects with all contractual requirements, warranties, covenants and specifications applicable thereto. The terms of the Company's and each Subsidiary's product and service warranties and product return, discount, demo sales and credit policies have been provided to the Investor. Neither the Company nor any Subsidiary has ever incurred any uninsured or insured product liability (including product recalls). Neither the Company nor any Subsidiary has ever received a claim based upon alleged product liability, and, to the Company's knowledge, no basis for any such claim exists.

          2.30 RELATIONS WITH SUPPLIERS. No material current supplier of the Company or any Subsidiary has cancelled any contract or order for provision of, and, to the knowledge of the Company, there has been no threat by any such supplier not to


                                       11.

provide, raw materials, products, supplies, or services to the businesses of the Company or any Subsidiary.

     3. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR. The Investor hereby represents and warrants that:

          3.1 AUTHORIZATION. This Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms.

          3.2 PURCHASE ENTIRELY FOR OWN ACCOUNT. This Agreement is made with the Investor in reliance upon the Investor's representation to the Company, which by the Investor's execution of this Agreement the Investor hereby confirms, that the Series C Preferred Stock to be received by the Investor and the Common Stock issuable upon conversion thereof (collectively, the "Securities") will be acquired for investment for the Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in or otherwise distributing the same. By executing this Agreement, the Investor further represents that the Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant any participation to such person or to any third person, with respect to any of the Securities. The Investor represents that it has full power and authority to enter into this Agreement.

          3.3 DISCLOSURE OF INFORMATION. The Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Series C Preferred Stock. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Series C Preferred Stock. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investor to rely thereon.

          3.4 INVESTMENT EXPERIENCE. The Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Series C Preferred Stock. The Investor also represents it has not been organized for the purpose of acquiring the Series C Preferred Stock.

          3.5  ACCREDITED INVESTOR.   The Investor is an "accredited investor"
within the meaning of Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as presently in effect.

          3.6 RESTRICTED SECURITIES. The Investor understands that the shares of Series C Preferred Stock it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of


                                       12.

1933, as amended (the "Act"), only in certain limited circumstances. In this connection, the Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

          3.7 FURTHER LIMITATIONS ON DISPOSITION. Without in any way limiting the representations set forth above, the Investor further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 3 and Section 6, provided and to the extent such sections are then applicable, the Rights Agreement and:

               (a) There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

               (b)(i) The Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, the Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

          3.8 LEGENDS. It is understood that the certificates evidencing the Securities may bear one or all of the following legends:

               (a) "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act."

               (b)  Any legend required by the laws of any State.

     4. CONDITIONS OF INVESTOR'S OBLIGATIONS AT CLOSING. The obligations of the Investor under subsection 1.1(b) of this Agreement are subject to the fulfillment of each of the following conditions on or before the Closing with respect to the Investor's purchase of Series C Preferred Stock.

          4.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.


                                       13.

          4.2 PERFORMANCE. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

          4.3 COMPLIANCE CERTIFICATE. The President of the Company shall deliver to the Investor at the Closing a certificate certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

          4.4 QUALIFICATIONS. The Commissioner of Corporations of the State of California and the Blue Sky authorities of any other State applicable shall have issued a permit qualifying the offer and sale of the Series C Preferred Stock and the underlying Common Stock to the Investor pursuant to this Agreement, or such offer and sale shall be exempt from such qualification.

          4.5 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto (including satisfactory results of due diligence review of the Company) shall be reasonably satisfactory in form and substance to the Investor, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

          4.6 OPINION OF COMPANY COUNSEL. The Investor shall have received from Brobeck, Phleger & Harrison LLP, counsel for the Company, an opinion, dated as of the Closing, in substantially a form mutually agreed upon by the Company and the Investor.

          4.7 AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT. The Company shall have entered into the Rights Agreement.

          4.8 SUPPLEMENTAL RIGHTS AGREEMENT. The Company shall have entered into the Supplemental Rights Agreement.

          4.9  SALES AGREEMENT.  The Company shall have entered the Sales
Agreement.

     5. CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING. The obligations of the Company to the Investor under this Agreement are subject to the fulfillment of each of the following conditions on or before the Closing with respect to the purchase of Series C Preferred Stock by the Investor.

          5.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Investor contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.


                                       14.

          5.2 PAYMENT OF PURCHASE PRICE. The Investor shall have delivered the purchase price specified in Section 1.2.

          5.3 QUALIFICATIONS. The Commissioner of Corporations of the State of California and the Blue Sky authorities, of any other State applicable shall have issued a permit qualifying the offer and sale to the Investor the Series C Preferred Stock and the Common Stock issuable upon the conversion thereof or such offer and sale shall be exempt from such qualification.

          5.4 AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT. The Investor shall have entered into the Rights Agreement.

          5.5 SUPPLEMENTAL RIGHTS AGREEMENT. Medtronic shall have entered into the Supplemental Rights Agreement.

          5.6  SALES AGREEMENT.  Medtronic shall have entered the Sales
Agreement.

     6.   MISCELLANEOUS.

          6.1 SURVIVAL OF WARRANTIES. The warranties, representations and covenants of the Company and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company.

          6.2 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Series C Preferred Stock sold hereunder or any Common Stock issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          6.3 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

          6.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          6.5 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.


                                       15.

          6.6 NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by facsimile or by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to the Investor, to the address set forth on the signature page hereto or to such other address as the Investor shall have furnished to the Company in writing or (b) if to the Company, to its address set forth on the signature page hereto and addressed to the attention of the President or at such other addresses as the Company shall have furnished to the Investor. All notices and other communications pursuant to the provisions of this Section 6.6 shall be deemed delivered when mailed or sent by facsimile.

          6.7 FINDER'S FEE. Each party represents that it neither is nor will be obligated for any finder's fee or commission in connection with this transaction. The Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Investor or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

          6.8 LEGAL FEES. Each party to this Agreement shall bear its own expenses and legal fees incurred by it with respect to this Agreement and all related transactions outside of or in excess of these covered costs.

          6.9 EXPENSES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or the Restated Certificate, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          6.10 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities and the Company.

          6.11 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.


                                       16.

          6.12 ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.



                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]














                                       17.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              VISTA MEDICAL TECHNOLOGIES, INC., a Delaware corporation



                              By:  /s/ John Lyon
                                   ------------------------------------
                                   John Lyon, President

                         Address:  5451 Avenida Encinas, Suite A
                                   Carlsbad, CA 92008


                              INVESTOR:


                              MEDTRONIC ASSET MANAGEMENT, INC.


                              By:/s/ Michael D. Ellwein
                                 --------------------------------------
                              Name: Michael D. Ellwein
                                    -----------------------------------
                              Title:Vice President
                                    -----------------------------------

                         Address:  7000 Central Avenue NE
                                   Minneapolis, MN  55432





                    [SIGNATURE PAGE TO SERIES C
                PREFERRED STOCK PURCHASE AGREEMENT]

                                    EXHIBIT A

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                        VISTA MEDICAL TECHNOLOGIES, INC.

     The undersigned, John Lyon and Robert DeVaere, hereby certify that:

     ONE:   The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 31, 1996.

     TWO: The Certificate of Incorporation of this corporation is amended and restated to read as follows:

                                   ARTICLE I.

     The name of the corporation (hereinafter called "Corporation") is Vista Medical Technologies, Inc.

                                   ARTICLE II.

     The address of the registered office of the Corporation in the State of Delaware is 30 Old Rudnick Lane, City of Dover, County of Kent 19901, and the name of the registered agent of the Corporation in the State of Delaware at such address is CorpAmerica, Inc.

                                  ARTICLE III.

     The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV.

     A. CLASSES OF STOCK. This Corporation is authorized to issue two (2) classes of shares, to be designated "Common" and "Preferred" and referred to herein as the "Common Shares" or the "Preferred Shares" respectively. The total number of Common Shares the Corporation is authorized to issue is twenty-five million (25,000,000). The par value is $0.01 per share. The total number of Preferred Shares the Corporation is authorized to issue is eighteen million (18,000,000). The par value is $0.01 per share.

          The Board of Directors of the Corporation may divide the Preferred Shares into any number of series. The Board of Directors shall fix the designation and number of shares of each such series. The Board of Directors may determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of the Preferred Shares. The Board of Directors (within the limits and restrictions of any resolution adopted by it, originally fixing the number of shares of any series) may increase or decrease the number of shares of any such series after the issue of shares of that series, but not below the number of then outstanding shares of such series.

     B. RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF THE SERIES A-1 PREFERRED STOCK, SERIES A-3 PREFERRED STOCK, SERIES B PREFERRED STOCK AND SERIES C PREFERRED STOCK.

          1. DESIGNATION OF SERIES A-1 PREFERRED STOCK, SERIES A-3 PREFERRED STOCK, SERIES B PREFERRED STOCK AND SERIES C PREFERRED STOCK. Eight Million Three Hundred Thousand (8,300,000) shares of Preferred Stock are designated Series A-1 Preferred Stock (the "Series A-1 Preferred") with the rights, preferences and privileges specified herein. Five Hundred Thousand (500,000) shares of Preferred Stock are designated Series A-3 Preferred Stock (the "Series A-3 Preferred") with the rights, preferences and privileges specified herein. Three Million One Hundred Thousand (3,100,000) shares of Preferred Stock are designated Series B Preferred Stock (the "Series B Preferred") with the rights, preferences and privileges specified herein. Two Million (2,000,000) shares of Preferred Stock are designated Series C Preferred Stock (the "Series C Preferred") with the rights, preferences and privileges specified herein. As used in this Article IV, Section B., the term "Series A Preferred" shall refer to the Series A-1 Preferred and the Series A-3 Preferred. As used in this
Article IV, Section B., the term "Preferred Stock" shall refer to the Series A-1 Preferred, the Series A-3 Preferred, the Series B Preferred and the Series C Preferred.

          2. DIVIDEND RIGHTS OF PREFERRED STOCK. The holders of the then outstanding shares of Preferred Stock shall be entitled to receive dividends pro rata, in preference to any dividend on the Common Stock of this Corporation ("Common"), at the rate of eight percent (8%) of the Original Purchase Price per share (as defined below) per annum, whenever funds are legally available and when and as declared by the Board of Directors. The dividends shall be non-cumulative. The original purchase price of the Series A Preferred shall be $1.325 per share (the "Series A Original Purchase Price"). The original purchase price of the Series B Preferred shall be $4.00 per share (the "Series B Original Purchase Price"). The original purchase price of the Series C Preferred shall be $5.00 per share (the "Series C Original Purchase Price"). As used in this Section 2, the term "Original Purchase Price" shall refer to the Series A Original Purchase Price, the Series B Original Purchase Price or the Series C Original Purchase Price, as the case may be.

          3.   LIQUIDATION PREFERENCE.

               a. In the event of any liquidation event, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive pro rata, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common by reason of their ownership thereof, with respect to the Series C Preferred, the sum of (i) $5.00 per share for each share of Series C Preferred then held by them and (ii) an amount equal to all declared but unpaid dividends on the Series C Preferred then held by them, with respect to the Series B Preferred, the sum of (i) $4.00 per share for each share of Series B Preferred then held by them and (ii) an amount equal to all declared but unpaid dividends on the Series B Preferred then held by them, and, with respect to the Series A Preferred, the sum of (i) $1.325 per share for each share of Series A Preferred then held by them and (ii) an amount equal to all declared but unpaid dividends on the Series A Preferred then held by them. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amount each such holder would have been entitled to receive pursuant to this
Section 3 if such distribution had been sufficient to permit the full payment of such preferential amount.

               b. After payment has been made to the holders of the Preferred Stock of the full amounts to which they shall be entitled pursuant to Section 3.a. above, the holders of the Common and Preferred Stock shall be entitled to receive the remaining assets of the Corporation in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they have the right to acquire upon conversion of Preferred Stock until such time as the distributions made to the holders of the Preferred Stock (taken together with all payments made pursuant to Section 3.a. above) equal, with respect to the Series A Preferred, $3.975 per share for each share of Series A Preferred then held by them, with respect to the Series B Preferred, $12.00 per share for each share of Series B Preferred then held by them and, with respect to the Series C Preferred, $15.00 per share for each share of Series C Preferred then held by them. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire remaining assets and funds of the Corporation legally available for distribution after payment has been made to the holders of the Preferred Stock of the full amounts to which they shall be entitled pursuant to Section 3.a. above shall be distributed ratably among the holders of the Common and Preferred Stock in proportion to the preferential amount each such holder would have been entitled to receive pursuant to this Section 3 if such distribution had been sufficient to permit the full payment of the preferential amounts under this Section 3.b. to the holders of the Preferred Stock.

               c. After payment has been made to the holders of the Preferred Stock of the full amounts to which they shall be entitled pursuant to Sections 3.a. and 3.b. above, the holders of the Common shall be entitled to receive all remaining assets of the Corporation in proportion to the shares of Common Stock then held by them.

               d. For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, the Corporation's sale of all or substantially all of its assets or the acquisition of this Corporation by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of this Corporation for securities or consideration issued, or caused to be issued, by the acquiring Corporation or its subsidiary in which the stockholders of the Corporation are holders of less than 50% of voting power of the surviving corporation.

          4. CONVERSION. The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

               a. OPTIONAL AND AUTOMATIC CONVERSION. Each share of Preferred Stock shall be convertible at the option of the holder thereof, without payment of additional consideration, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common as is determined by dividing, with respect to the Series A Preferred, $1.325, with respect to the Series B Preferred, $4.00, or, with respect to the Series C Preferred, $5.00 by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common shall be deliverable upon conversion of the Series A-1 Preferred (the "Series A-1 Conversion Price") shall initially be $1.325 per share of Common. The price at which shares of Common shall be deliverable upon conversion of the Series A-3 Preferred (the "Series A-3 Conversion Price") shall initially be $1.325 per share of Common. The price at which shares of Common shall be deliverable upon conversion of the Series B Preferred (the "Series B Conversion Price") shall initially be $4.00 per share of Common. The price at which shares of Common shall be deliverable upon conversion of the Series C Preferred (the "Series C Conversion Price") shall initially be $5.00 per share of Common. As used in this Section 4., the term "Conversion Price" shall refer to the Series A-1 Conversion Price, the Series A-3 Conversion Price, the Series B Conversion Price or the Series C Conversion Price, as the case may be. The initial Series A-1 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price and Series C Conversion Price shall be subject to adjustment as hereinafter provided.

     Each share of Preferred Stock shall automatically be converted into shares of Common at the then effective Conversion Price in the event of either (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), covering the offer and sale of Common (whether for the account of the Corporation or for the account of one or more stockholders of the Corporation) of the Corporation to the public in which the aggregate gross cash proceeds to the Corporation (prior to underwriters' discounts and expenses) are equal to or exceed $15,000,000 and the public offering price is equal to or exceeds $5.00 per share of Common (as adjusted for any stock dividends, combinations or splits with respect to such shares) (a "Qualified Public Offering") or (ii) the written consent of holders of more than fifty percent (50%) of the then outstanding shares of Preferred Stock voting together as a single class (a "Qualifying Consent"). In the event of the automatic conversion of the Preferred Stock upon a Qualified Public Offering, the conversion of Preferred Stock shall be deemed to have occurred immediately prior to the closing of such Qualified Public Offering. In the event of the automatic conversion of the shares of Preferred Stock upon a Qualifying Consent, the conversion of Preferred Stock shall be deemed to have occurred on the date specified in such Qualifying Consent.

               b. MECHANICS OF CONVERSION. No fractional shares of Common shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common, it shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that it elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 4.a.). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates, registered in such names as specified by the holder, for the number of shares of Common to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common, and any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common on such date (except that in the event of an automatic conversion (i) upon a Qualified Public Offering pursuant to Section 4.a. such conversion shall be deemed to have been made immediately prior to the closing of the Qualified Public Offering and (ii) upon a Qualifying Consent pursuant to Section 4.a. such conversion shall be deemed to have been made on the date specified in such Qualifying Consent). If the conversion is in connection with an underwritten offering of securities registered pursuant to the Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

               c. ADJUSTMENTS TO SERIES A-1 CONVERSION PRICE, SERIES A-3 CONVERSION PRICE, SERIES B CONVERSION PRICE AND SERIES C CONVERSION PRICE FOR DILUTIVE ISSUES.

                    (1) SPECIAL DEFINITIONS. For purposes of this Section 4.c. and Section 5, the following definitions shall apply:

                         (a)  "OPTION" shall mean rights, options or warrants to
subscribe for, purchase or otherwise acquire either Common or Convertible Securities.

                         (b)  "ORIGINAL ISSUE DATE" shall mean, with respect to
the Series A-1 Preferred, the date on which a share of Series A-1 Preferred was first issued, and with respect to the Series A-3 Preferred, the date on which a share of Series A-3 Preferred was first issued, with respect to the Series B Preferred, the date on which a share of Series B Preferred was first issued and with respect to the Series C Preferred, the date on which a share of Series C Preferred was first issued.

                         (c)  "CONVERTIBLE SECURITIES" shall mean any evidences
of indebtedness, shares (other than Common and Preferred Stock) or other securities directly or indirectly convertible into or exchangeable for Common.

                         (d)  "ADDITIONAL SHARES OF COMMON" shall mean all
shares of Common issued (or, pursuant to Section 4.c.(3), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common issued or issuable:

                              i)   upon conversion of shares of Preferred Stock
authorized herein;

                              ii)  to officers, directors or employees of, or
consultants to, the Corporation pursuant to any plan or agreement approved by the Board of Directors;

                              iii) as a dividend or distribution on the
Preferred Stock or any event for which adjustment is made pursuant to Sections 4.d. or 4.e. hereof;

                              iv)  in connection with equipment leasing or bank
financing transactions, provided such shares are issued for other than primarily equity financing purposes;

                              v)   pursuant to transactions involving technology
licensing, research or development activities or the distribution or manufacture of the Corporation's products, provided that each of the forgoing transactions is for other than primarily equity financing purposes; or

                              vi)  by way of dividend or other distribution on
shares excluded from the definition of Additional Shares of Common by the foregoing clauses i) through v) or this clause vi) or on shares of Common so excluded.

                    (2)  NO ADJUSTMENT OF SERIES A-1 CONVERSION PRICE,
SERIES A-3 CONVERSION PRICE, SERIES B CONVERSION PRICE OR SERIES C CONVERSION PRICE. No adjustment in the Series A-1 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price or Series C Conversion Price shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Series A-1 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price or Series C Conversion Price, respectively, in effect on the date of, and immediately prior to, the issue of such Additional Shares.

                    (3) ISSUE OF SECURITIES DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON -- OPTIONS AND CONVERTIBLE SECURITIES. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common are deemed to be issued:

                         (a)  no further adjustment in the Series A-1 Conversion
Price, Series A-3 Conversion Price, Series B Conversion Price or Series C Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                         (b)  if such Options or Convertible Securities by their
terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decreases in the number of shares of Common issuable, upon the exercise, conversion or exchange thereof, the Series A-1 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price and Series C Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                         (c)  no readjustment pursuant to clause (b) above shall
have the effect of increasing the Series A-1 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price or Series C Conversion Price to an amount which exceeds the lower of (i) such Series A-1 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price or Series C Conversion Price, respectively, on the original adjustment date with respect to such deemed issuance of Additional Shares of Common, or (ii) such Series A-1 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price or Series C Conversion Price, respectively, that would have resulted from any issuance of Additional Shares of Common between such original adjustment date and such readjustment date; and

                         (d)  if such Options or Convertible Securities by their
terms provide, with the passage of time or otherwise, for any decrease in the consideration payable to the Corporation upon the exercise, conversion or exchange thereof, the Series A-1 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price and Series C Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such decrease becoming effective, be recomputed to reflect such decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities.

                    (4) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4.c.(3)) without consideration or for a consideration per share less than the Series A-1 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price or Series C Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Series A-1 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price or Series C Conversion Price, respectively, shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series A-1 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price or Series C Conversion Price, respectively, by a fraction, the numerator of which shall be the number of shares of Common outstanding immediately prior to such issue plus the number of shares of Common which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Series A-1 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price or Series C Conversion Price, respectively, in effect immediately prior to such issue; and the denominator of which shall be the number of shares of Common outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued; and provided further that, for the purposes of this
Section 4.c.(4): (i) no shares of Common issued or issuable upon conversion of Preferred Stock shall be deemed to be outstanding and all such shares shall be excluded from such calculation, (ii) all shares of Common issuable upon conversion of outstanding Options and Convertible Securities (excluding outstanding Preferred Stock) shall be deemed to be outstanding and all such shares shall be included in such calculation, and (iii) except as provided in the foregoing clauses (i) and (ii) above, immediately after any Additional Shares of Common are deemed issued pursuant to Section 4.c.(3), such Additional Shares of Common shall be deemed to be outstanding. The Series A-1 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price and Series C Conversion Price shall not be increased except as set forth in Section 4.c.(3)(b) and in Section 4.d.

                    (5)  DETERMINATION OF CONSIDERATION.  For purposes of this
Section 4.c., the consideration received by the Corporation for the issue of any Additional Shares of Common shall be computed as follows:

                         (a)  CASH AND PROPERTY.  Such consideration shall:

                              i)   insofar as it consists of cash, be computed
at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                              ii)  insofar as it consists of property other than
cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                              iii) in the event Additional Shares of Common are
issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses i) and ii) above, as reasonably determined in good faith by the Board of Directors.

                         (b)  OPTIONS AND CONVERTIBLE SECURITIES.  The
consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 4.c.(3), relating to Options and Convertible Securities, shall be determined by dividing:

                              i)   the total amount, if any, received or
receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                              ii)  the maximum number of shares of Common (as
set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

               d. ADJUSTMENT FOR STOCK SPLITS, DIVIDENDS AND COMBINATIONS. If the Corporation shall at any time or from time to time effect a subdivision of the outstanding Common, or shall issue a dividend of Common on its outstanding Common, the Series A-1 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price and Series C Conversion Price then in effect immediately before that subdivision or dividend shall be proportionately decreased, and conversely, if the Corporation shall combine the outstanding shares of Common, the Series A-1 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price and Series C Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4.d. shall become effective at the close of business on the date the subdivision or combination becomes effective or on the date on which the dividend is declared.

               e. ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time or from time to time shall make or issue, or fix a record date for the determination of holders of Common entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common, then, and in each such event, provision shall be made so that the holders of Series A-1 Preferred, Series A-3 Preferred, Series B Preferred and Series C Preferred shall receive upon conversion thereof, in addition to the number of shares of Common receivable thereupon, the amount of securities of the Corporation that they would have received had their Series A-1 Preferred, Series A-3 Preferred, Series B Preferred and Series C Preferred been converted into Common on the date of such event, giving effect to all adjustments called for with respect to such securities during the period from the date of such event to and including the conversion date.

               f. ADJUSTMENT FOR MERGER OR REORGANIZATION. In case of any consolidation or merger of the Corporation with or into another corporation or the conveyance of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or conveyance provided for elsewhere in this Section 4 or Section 3), provisions shall be made so that holders of shares of Series A-1 Preferred, Series A-3 Preferred, Series B Preferred and Series C Preferred shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common of the Corporation deliverable upon conversion of such Series A-1 Preferred, Series A-3 Preferred, Series B Preferred and Series C Preferred would have been entitled upon such consolidation, merger or conveyance; and, in any case, appropriate adjustment (as reasonably determined in good faith by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Series A-1 Preferred, Series A-3 Preferred, Series B Preferred and Series C Preferred, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A-1 Preferred, Series A-3 Preferred, Series B Preferred and Series C Preferred.

               g. ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Common issuable upon the conversion of the Series A-1 Preferred, Series A-3 Preferred, Series B Preferred and Series C Preferred shall be changed into the same or different number of shares of any class or series of stock, whether by capital reorganization, reclassification or otherwise (other than as set forth above in this Section 4), then and in each such event the holder of each share of Series A-1 Preferred, Series A-3 Preferred, Series B Preferred and Series C Preferred shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common into which such shares of Series A-1 Preferred, Series A-3 Preferred, Series B Preferred and Series C Preferred might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

               h. NO IMPAIRMENT. The Corporation will not, by amendment of this Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A-1 Preferred, Preferred, Series A-3 Preferred, Series B Preferred and Series C Preferred against impairment.

               i. CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Series A-1 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price or Series C Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustments or readjustments in accordance with the terms hereof and furnish to each holder of any such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A-1 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price or Series C Conversion Price at the time in effect, and (iii) the number of shares of Common and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares.

               j. NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution. Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of this Corporation.

               k. COMMON STOCK RESERVED. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of shares of Common as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock, and if at any time the number of authorized but unissued shares of Common shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common to such number of shares as shall be sufficient for such purpose.

          5. VOTING RIGHTS. Each holder of shares of Series A-1 Preferred shall be entitled to the number of votes equal to the number of shares of Common into which such shares of Series A-1 Preferred could be converted on the record date for the vote or the date of the solicitation of any written consent of stockholders and shall have voting rights and powers equal to the voting rights and powers of the Common. The Series A-3 Preferred shall be non-voting Preferred, except as otherwise required by law. Each holder of shares of Series B Preferred shall be entitled to the number of votes equal to the number of shares of Common into which such shares of Series B Preferred could be converted on the record date for the vote or the date of the solicitation of any written consent of stockholders and shall have voting rights and powers equal to the voting rights and powers of the Common. Each holder of shares of Series C Preferred shall be entitled to the number of votes equal to the number of shares of Common into which such shares of Series C Preferred could be converted on the record date for the vote or the date of the solicitation of any written consent of stockholders and shall have voting rights and powers equal to the voting rights and powers of the Common. Each holder of Common shall be entitled to one vote per share of Common held by such holder. The holder of each share of Series A-1 Preferred, Series B Preferred and Series C Preferred shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation and shall vote with holders of the Common upon all matters submitted to a vote of stockholders, except those matters required by law to be submitted to a class vote and except as provided in Section 6 below. Fractional votes by the holders of Series A-1 Preferred, Series B Preferred and Series C Preferred shall not, however, be permitted and any fractional voting rights resulting from the above formula shall be rounded to the nearest whole number.

          6.   RESTRICTIONS AND LIMITS.

               a. So long as fifty percent (50%) or more of the originally issued shares of Series A-1 Preferred, Series B Preferred and Series C Preferred shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of Series A-1 Preferred, Series B Preferred and Series C Preferred, voting as a class:

                    (1) amend or repeal any provision of, or add any provision to, the Corporation's Amended and Restated Certificate of Incorporation or Bylaws if such action would adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the Series A-1 Preferred, Series B Preferred or Series C Preferred;

                    (2) create any new series or class of stock having any rights, preferences or privileges senior to or on a parity with any such rights, preferences or privileges of the Series A-1 Preferred, Series B Preferred or Series C Preferred;

                    (3) increase or decrease the authorized number of shares of Series A Preferred, Series B Preferred, Series C Preferred or Preferred;

                    (4) pay any dividend on, or redeem, repurchase or otherwise acquire any shares of, the Common or Preferred (other than (i) any repurchases of shares of Common held by an employee of the Corporation upon termination of employment, and (ii) as approved by the Board of Directors);

                    (5) merge into or consolidate with any other corporation or entity (other than any transaction in which the Corporation's stockholders own a majority of the securities of the surviving corporation) or sell all or substantially all of the assets of the Corporation;

                    (6) amend, or take any action intended to circumvent, the provisions of this Section 6.

          7. STATUS OF CONVERTED STOCK. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. The Certificate of Incorporation of this Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

          8. RESIDUAL RIGHTS. All rights accruing to the outstanding shares of the Corporation not otherwise expressly provided for in this Amended and Restated Certificate of Incorporation shall be vested in the Common.

          9. REPURCHASE OF SHARES. In connection with repurchases by this Corporation of its Common Stock pursuant to agreements with certain of the holders thereof approved by this Corporation's Board of Directors, each holder of Preferred Stock shall be deemed to have waived the application, in whole or in part, of any provisions of the Delaware General Corporation Law or any applicable law of any other state which might limit or prevent or prohibit such repurchases.

                                   ARTICLE V.

     A.   EXCULPATION.

          1. CALIFORNIA. The liability of each and every director of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

          2. DELAWARE. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to further reduce or to authorize, with the approval of the Corporation's stockholders, further reductions in the liability of the Corporation's directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended.

          3. CONSISTENCY. In the event of any inconsistency between Sections 1 and 2 of this subsection A, the controlling Section, as to any particular issue with regard to any particular matter, shall be the one which provides to the director in question the greatest protection from liability.

     B.   INDEMNIFICATION.

          1. CALIFORNIA. This Corporation is authorized to indemnify the directors and officers of this Corporation to the fullest extent permissible under California law. Moreover, this Corporation is authorized to provide indemnification of (and advancement of expenses to) agents (as defined in Section 317 of the California Corporations
Code) through bylaw provisions, agreements with agents, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 317 of the California Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations Code, with respect to actions for breach of duty to the Corporation and its stockholders.

          2. DELAWARE. To the extent permitted by applicable law, this Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

          3. CONSISTENCY. In the event of any inconsistency between Sections 1 and 2 of this subsection B, the controlling Section, as to any particular issue with regard to any particular matter, shall be the one which authorizes for the benefit of the agent or other person in question the provision of the fullest, promptest, most certain or otherwise most favorable indemnification and/or advancement.

     C. EFFECT OF REPEAL OR MODIFICATION. Any repeal or modification of any of the foregoing provisions of this Article V shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

                                   ARTICLE VI.

     The Corporation shall have perpetual existence.


                                  ARTICLE VII.

     Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.


                                  ARTICLE VIII.

     Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

                                   ARTICLE IX.

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


                                    * * * * *

     THREE: The foregoing Amendment and Restatement of Certificate of Incorporation has been duly approved by the Board of Directors.

     FOUR: The foregoing amendment and restatement of the Certificate of Incorporation has been duly approved by the required vote of stockholders in accordance with Section 242 of the Delaware General Corporation Law. The total number of outstanding shares of the Corporation is 712,250 shares of Common Stock, 8,094,340 shares of Series A-1 Preferred Stock, 154,581 shares of Series A-3 Preferred Stock and 1,325,331 shares of Series B Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required, such required vote being (a) a majority of the outstanding shares of Common Stock, Series A-1 Preferred Stock and Series B Preferred Stock (voting together on an as-converted basis), (b) a majority of the outstanding shares of Series A-1 Preferred Stock and Series B Preferred Stock (voting together as a class) and (c) 66 2/3% of the outstanding shares of Series A-1 Preferred Stock and Series B Preferred Stock (voting together as a class). The holders of Series A-3 are not entitled to vote, except as required by law.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the undersigned have executed this certificate on November 25, 1996.



                                   -------------------------------------------
                                   John Lyon, President



                                   -------------------------------------------
                                   Robert De Vaere, Assistant Secretary


          The undersigned certify under penalty of perjury that they have read the foregoing Amended and Restated Certificate of Incorporation and know the contents thereof, and that the statements therein are true.

          Executed at San Diego, California, on November 25, 1996.




                                   -------------------------------------------
                                   John Lyon



                                   -------------------------------------------
                                   Robert De Vaere

            SCHEDULE OF EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES



     THIS SCHEDULE OF EXCEPTIONS IS MADE AND GIVEN PURSUANT TO ARTICLE 2 OF THE SERIES C PREFERRED STOCK PURCHASE AGREEMENT (THE "AGREEMENT"). THE SECTION NUMBERS IN THIS SCHEDULE OF EXCEPTIONS CORRESPOND TO THE SECTION NUMBERS IN THE AGREEMENT; HOWEVER, ANY INFORMATION DISCLOSED HEREIN UNDER ANY SECTION NUMBER SHALL BE DEEMED TO BE DISCLOSED AND INCORPORATED INTO ANY OTHER SECTION NUMBER UNDER THE AGREEMENT TO WHICH THE APPLICABILITY OF SUCH DISCLOSURE IS REASONABLY APPARENT. ANY TERMS DEFINED IN THE AGREEMENT SHALL HAVE THE SAME MEANING WHEN USED IN THIS SCHEDULE OF EXCEPTIONS AS WHEN USED IN THE AGREEMENT UNLESS THE CONTEXT OTHERWISE REQUIRES.

     NOTHING HEREIN CONSTITUTES AN ADMISSION OF ANY LIABILITY OR OBLIGATION ON THE PART OF THE COMPANY NOR AN ADMISSION AGAINST THE COMPANY'S INTEREST. THE INCLUSION OF ANY SCHEDULE HEREIN OR ANY EXHIBIT HERETO SHOULD NOT BE INTERPRETED AS INDICATING THAT THE COMPANY HAS DETERMINED THAT SUCH AN AGREEMENT OR OTHER MATTER IS NECESSARILY MATERIAL TO THE COMPANY. THE INVESTOR ACKNOWLEDGES THAT CERTAIN INFORMATION CONTAINED IN THESE SCHEDULES MAY CONSTITUTE MATERIAL CONFIDENTIAL INFORMATION RELATING TO THE COMPANY WHICH MAY NOT BE USED FOR ANY PURPOSE OTHER THAN THAT CONTEMPLATED IN THE AGREEMENT.


                                  SCHEDULE 2.1
                  ORGANIZATION, GOOD STANDING AND QUALIFICATION

     The Company has qualified or applied to qualify to do business in Massachusetts and California. The Company also owns equipment used for evaluation and demonstration purposes in several other states and countries, in which states the failure to qualify to do business would not have a material adverse effect on the Company's business or properties.


                                  SCHEDULE 2.3
                                  SUBSIDIARIES

     Oktas, Inc., a Massachusetts corporation ("Oktas"), is a wholly-owned subsidiary of the Company. Oktas is a holder of approximately thirty-five percent (35%) of the partnership interest of Oktas, a General Partnership ("Oktas G.P."). The Company is the holder of the remaining partnership interest in Oktas G.P. Oktas G.P. shall also be deemed to be a Subsidiary of the Company for purposes of the Agreement.

     Oktas intends to adopt a plan of dissolution which distributes all of its assets to its sole shareholder, which is the Company. Having only one partner, Oktas G.P. will dissolve and become part of the Company as a matter of law.

          The Company is in discussions with UroHealth Systems, Inc. ("UroHealth") and may license certain proprietary rights of the Company for gynecology products to UroHealth in exchange for a cash payment, royalty payments and equity.

                                  SCHEDULE 2.9
                             PATENTS AND TRADEMARKS

     The Company owns the following United States patents:

     Patent No. 5,536,234 entitled "Optical Surgical Device" (granted July 16,
1996);
     Patent No. 5,349,941 entitled "Cleanable Endoscope" (granted September 27,
1994);
     Patent No. 5,317,485 entitled "Connector And Method For Coupling An End Of A Light-Transmitting Conduit" (granted May 31, 1994); and
     Patent No. 5,538,497 entitled "Endoscope Having Parasitic Light Elements," (granted July 23, 1996).

     The Company or Oktas has filed the following patent applications with the U.S. Patent and Trademark Office (the "PTO"):

     AST-001C2 entitled "Medical Video Endoscope System," Ser. No. 08/227,675 (filed April 14, 1994, to be abandoned regarding CIP case filed);
     AST-001PC2 entitled "Medical Video Endoscope System," Ser. No. PCT/US94/06673 (filed June 14, 1994);
     AST-001C3 entitled "Medical Video Endoscope System," Ser. No. 08/324,006 (filed October 14, 1994) (Notice of Abandonment issued February 2, 1996);
     HORI-101AX entitled "Electronic Endoscope," Ser. No. 08/067,140 (filed May 25, 1993) (Notice of Abandonment issued January 22, 1996);
     HORI-101AXCON entitled "Electronic Endoscope," Ser. No. 08/581,307 (filed December 28, 1995);
     HORI-101XX entitled "Electronic Endoscope," Ser. No. 07/967,996 (filed October 28, 1992);
     HORI-101FX entitled "Electronic Endoscope," Ser. No. 08/400,503 (filed March 7, 1995);
     OKTA-1 entitled "Electronic Endoscope With Zoom Lens System," Ser. No. 08/319,886 (filed October 7, 1994);
     OKTA-1 PCT entitled "Electronic Endoscope With Zoom Lens System," Ser. No. PCT/US95/13352 (filed October 6, 1995);
     OKTA-2 entitled "Asymmetric Stereo-Optic Endoscope," Ser. No. 08/475,364 (filed June 7, 1995);
     OKTA-2 PCT entitled "Asymmetric Stereo-Optic Endoscope," Ser. No. PCT/US96/07735 (filed May 28, 1996);
     OKTA-3 entitled "A Device For Carrying Two Units In End To End Disposition And For Moving One Of The Units Alongside The Other Of The Units," Ser. No. 08/628,448 (filed April 5, 1996);
     OKTA-5 entitled "Fog-Free Endoscope," Ser. No. 08/546,271 (filed October 20, 1995);
     OKTA-5 PCT entitled "Fog-Free Endoscope," Ser. No. PCT/US96/16377 (filed October 15, 1996);
     OKTA-6 entitled "Electronic Endoscope With Position Display," Ser. No. 08/545,927 (filed October 20, 1995);

     OKTA-6 PCT entitled "Electronic Endoscope With Position Display," Ser. No. PCT/US96/16353 (filed October 15, 1996); and
     OKTA-10 entitled "Video Endoscopes," Ser. No. 08/722,742 (filed October 10,
1996).

     The Company is preparing the following patent applications:

     AST-001 CIP3 (continuation of AST-001C2) entitled "Medical Video Endoscope System;"
     OKTA-4 entitled "A Device For Carrying Two Units In End To End Disposition And For Moving One Of The Units Alongside The Other Of the Units;"
     OKTA-5 DIV (division of OKTA-5) entitled "Fog-Free Endoscope;"
     OKTA-7 entitled "An Endoscope Apparatus (Irrigation Means);"
     OKTA-8 entitled "A Rib Retractor And Accessory Support Assembly;" and OKTA-9 entitled "An Endoscope Wherein Electrical Components Are
Electrically Isolated From Patient-Engaging Components."

     The Company or Oktas has filed the following patent applications outside of the United States:

     AST-001PC2 entitled "Medical Video Endoscope System," Ser. No. 94919483 (filed June 14, 1994 in Europe); and
     AST-PC2 entitled "Medical Video Endoscope System," Ser. No. 502165/95 (filed June 14, 1994 in Japan).
     OKTA-1 PCT entitled "Electronic Endoscope With Zoom Lens System," Ser. No. 95937499.2 (filed October 6, 1995 in Europe);
     OKTA-1 PCT entitled "Electronic Endoscope With Zoom Lens System," Ser. No. 2177283 (filed October 6, 1995 in Canada); and
     OKTA-1 PCT entitled "Electronic Endoscope With Zoom Lens System," Ser. No. 512737/96 (filed October 6, 1995 in Japan).

     The Company was granted the following foreign filing license:

     Entitled "Optical Surgical Device With Scraping Tool," which is a continuation of Patent 5,536,234 entitled "Optical Female Urethroscope."

     The Company owns the following trademarks, which were acquired pursuant to the AST Agreement (as defined herein):

     3D Scope-Registered Trademark-
     Stereolaparoscope-TM-
     American Surgical Technology Corporation-TM-

     The Company has filed the following trademark applications with the PTO:

     Cardiocamera-TM-
     Cardiozoom-TM-
     Infomatix-TM-

     Vista-TM-
     Design of Cone-TM-
     Vista & Design-TM-
     Cardioview-TM-
     Vista Cardiothoracic Endosurgery-TM-
     MIM-TM-

     The Company licenses the trademark Aspiroscope-TM- pursuant to the Newman License Agreement (as defined below). The Aspiroscope-TM- trademark is owned by Newman Medical, Inc.

     Reference is made to a certain Asset Purchase Agreement between the Company and AST dated September 15, 1995 (the "AST Agreement").

     Reference is made to a certain License and Development Agreement dated as of December 18, 1991 among Harry R. McKinley, McKinley Optics, Inc. and AST, as amended on June 28, 1994, which was assigned to the Company pursuant to the AST Agreement.

     Reference is made to a certain Agreement to Amend License and Development Agreement dated September 15, 1995 between Harry R. McKinley and the Company.

     Reference is made to a certain International Distribution Agreement dated as of September 20, 1994 between AST and AMCO, Inc., which was assigned to the Company pursuant to the AST Agreement.

     Reference is made to a certain Non-Competition, Non-Disclosure and Patent and Inventions Assignment Agreement dated as of December 18, 1991 among Harry R. McKinley, McKinley Optics, Inc. and AST, which was assigned to the Company pursuant to the AST Agreement.

     Reference is made to a certain Non-Exclusive License Agreement between the Company, Fuji Film Co. and Fuji Photo Optical Co. (collectively "Fuji") dated June 25, 1996 (the "Fuji Agreement"), pursuant to which Fuji granted the Company certain manufacturing and distribution rights to products which contain patented Fuji technology in the United States.

     Reference is made to a certain License Agreement between Allen Newman and the Company dated September 2, 1994 (the "Newman License Agreement"), pursuant to which Mr. Newman granted the Company an exclusive license to use and sublicense rights to certain technology.

     Reference is made to a certain License Agreement between the Company and Kaiser Aerospace and Electronics Corporation ("Kaiser"), dated July, 1995 (the "Kaiser Agreement") pursuant to which Kaiser granted the Company an exclusive, perpetual, worldwide license for the optical collimating apparatus (cholesteric optics for use in head mounted displays) in all applications in or relating to medicine.

     Reference is made to a certain Technology Alliance (as defined below).  See
Schedule 2.11(b).

     The Company is not in default of any of the material terms of the above listed license agreements.


                                  SCHEDULE 2.11
                               AGREEMENTS; ACTION

     (a) Oktas intends to adopt a plan of dissolution which distributes all of its assets to its sole shareholder, which is the Company. Having only one partner, Oktas G.P. will dissolve and become part of the Company as a matter of law.

          Reference is made to the Newman License Agreement. See Schedules 2.9 and 2.12.

          Reference is made to the Kaiser Agreement.  See Schedule 2.9 above.

          In connection with the purchase of an aggregate of 622,500 shares of Common Stock of the Company pursuant to the exercise of stock options, the Company holds Promissory Notes (the "Promissory Notes") in the aggregate amount of $93,375 to be paid by certain officers and consultants of the Company.

          The Company has entered into a form of indemnification agreement with each of its current directors.

          Reference is made to a Certificate of Ownership and Merger dated November 4, 1996, pursuant to which Vista Medical Technologies, Inc., a California corporation
("Vista--California"), merged with and into the Company, its wholly-owned subsidiary.

     (b)  Reference is made to Schedules 2.9 and 2.11(a) above.

          Reference is made to the Oktas Lease.  See Schedule 2.16 below.

          The Company is in discussions with UroHealth and may license certain proprietary rights of the Company for gynecology products to UroHealth in exchange for a cash payment, royalty payments and equity.

          Reference is made to an informal OEM arrangement with Linvatec, pursuant to which Linvatec places purchase orders with the Company for orthopedic products in the U.S. only.

          Reference is made to certain Standard Sublease dated January 23, 1996 between Quintiles Pacific, Inc. and the Company.

          Reference is made to an informal arrangement pursuant to which Pilling Weck acts as an exclusive distributor of certain of the Company's products in the United States in the field of laparoscopy and ENT. This arrangement is being reviewed by the Company and may be terminated.

          Reference is made to a certain Memorandum of Understanding (Revised January 1996) between Pilling Weck and the Company providing for continuing cooperation between the parties.

          Reference is made to an informal arrangement with Dr. Hiroshi Moriyama pursuant to which the Company may distribute with its products certain specifically designed hand instruments developed by Dr. Moriyama.

          Reference is made to a certain Consulting Agreement (the form of which has been provided to Investor) between Harry R. McKinley and the Company dated September 15, 1995.

          Reference is made to a form of Professional Services agreement entered into with Steve Sullivan for $80,000 over a nine-month period.

          Reference is made to a form of Consulting Agreement entered into with the following individuals or entities:

          1. A & G Medical, European consultant, currently active, at $10,000 per month. Hans Steinmann is a third party beneficiary to this Consulting Agreement;
          2. David Matsuura, product design services, currently active at $4,950 per month on a month to month basis;
          3.   Nova Microsystems, currently active, at $2,400 per week;
          4.   Dale Osborn, currently active, on an hourly basis;
          5.   Dr. Payne, currently active, at $2,000 per month;
          6. Promedica International, Inc., currently active, at $3,000 per month; and
          7.   Debbie Iampietro, currently active, on an hourly basis.

          Reference is made to a consulting agreement (the form of which has been provided to Investor) between the Company and V. Montegrande & Co., currently active, at $3,500 per month.

          Reference is made to a form of Professional Services Agreement (Clinical Advisory Board) (the form of which has been provided to Investor) entered into with the following individuals:

          1.   Dr. Benetti at $5,000 per month; and
          2.   Dr. Shennib at $2,000 per month.

          Reference is made to certain Purchase Orders, for an aggregate amount of approximately $1,652,150 placed with the following entities, copies of which were provided to Investor:

          1.   Lithographix for $45,000;
          2.   Angelo Marketing for $45,000;
          3.   Kaiser Electro-Optics for $722,000;
          4.   Wilkerson Group for $100,000;
          5.   W.L. Gore for $96,300;
          6.   Precision Interconnect for $79,000;
          7.   Patton Design for $75,500;
          8.   Liebman Optical for $41,575;
          9.   Lake Manufacturing for $28,900;
          10.  BEI Medical Systems for $73,875; and
          11.  Cogent Light Technologies for $95,500 and $250,000.

          Reference is made to a certain partnership agreement between the Company and Oktas, Inc. dated July 26, 1993 (the "Partnership Agreement").

          Reference is made to a certain Standby Letter of Credit ("Standby Letter of Credit") in the amount of $150,000, cash collateralized at $165,000, which permits the Company to buy certain components directly from Matsushita Electric Industrial Co., Ltd. ("Matsushita"), a Japanese corporation. This Standby Letter of Credit will expire in August, 1997.

          Reference is made to a certain Distributor Agreement dated July 15, 1996 between the Company and Peters.

          Reference is made to a certain U.S.A. and Canada Distribution Agreement dated July 11, 1996 between the Company and Delacroix-Chevalier Surgical Instruments.

          Reference is made to an informal arrangement between the Company and Matsushita pursuant to which Matsushita supplies the Company with certain products.

          Reference is made to a certain Memorandum of Understanding regarding Technology Alliance between the Company and Cogent Light dated March 27, 1995 (the "Technology Alliance").

          Reference is made to a certain Memorandum of Understanding regarding Technology Alliance between the Company, Cogent Light and Henke Sass Wolf dated May 3, 1995. This agreement is currently non-operating in that the course of action and technology development conceived by the agreement have been abandoned.

          Reference is made to a certain Technology Strategic Alliance:
Memorandum of Understanding dated July 19, 1996 with Kaiser Electro-Optics.

     (c) Reference is made to Schedules 2.9 and 2.11(b) above and Schedule 2.12 below.

                                  SCHEDULE 2.12
                           RELATED-PARTY TRANSACTIONS

     Reference is made to a Certificate of Ownership and Merger dated November 4, 1996, pursuant to which Vista--California merged with and into the Company, its wholly-owned subsidiary.

     Venture capital funds affiliated with certain directors participated in the Company's prior Series A-1 and Series B Preferred Stock financings. Such directors may engage in the development and financing of other companies and/or research projects which may be developing, or may in the future develop, products which may compete directly, or indirectly, with the products intended to be developed by the Company.

     Pursuant to the License Agreement with Allen Newman, Mr. Newman currently is indebted to the Company in the amount of $37,500, as an advance payment against royalties due under the License Agreement.


                                  SCHEDULE 2.16
                          TITLE TO PROPERTY AND ASSETS

     Reference is made to a certain Lease of 134 Flanders Road, Westborough, Massachusetts, dated April 14, 1994, as amended by a certain First Amendment to Lease dated March 29, 1996 and a certain Second Amendment to Lease dated October 22, 1996 (the "Oktas Lease"). The Oktas Lease of facilities used by the Company is between Oktas G.P. and Robert F. Tambone, as Trustee of MAT Realty Trust, u/d/t dated June 4, 1986.


                                  SCHEDULE 2.17
                              FINANCIAL STATEMENTS

     Reference is made to the Standby Letter of Credit.  See Schedule 2.11(b).

     See Partnership Agreement regarding credit facility between the Company and Oktas G.P.


                                  SCHEDULE 2.18
                                     CHANGES

     (f)  Reference is made to the Fuji Agreement.  See Schedule 2.9 above.

          Reference is made to a Certificate of Ownership and Merger dated November 4, 1996, pursuant to which Vista--California merged with and into the Company, its wholly-owned subsidiary (the "Merger"). Pursuant to the terms of the Merger, the Company assumed all obligations and liabilities of Vista--California. The Company intends to obtain all necessary consents to assignment required as a result of the Merger.

     (i)  Reference is made to the Promissory Notes.  See Schedule 2.11 above.

     (k) On October 22, 1996, the Company granted to certain employees options to purchase shares of Common Stock, in an aggregate amount of 116,500 shares, pursuant to its 1995 Stock Option Plan.


                                  SCHEDULE 2.19
                             EMPLOYEE BENEFIT PLANS

     The Company has standard fringe benefit plans in the ordinary course of business, including, but not limited to, medical plans and vacation policies.

     The Company has a 401(k) Plan. The Company is not currently matching employee contributions to its 401(k) Plan.


                                  SCHEDULE 2.26
                       MANUFACTURING AND MARKETING RIGHTS

     Reference is made to Schedules 2.9 and 2.11 above.

     Reference is made to a Manufacturing Supply Agreement between Kaiser Electro-Optics, Inc. and the Company dated July 21, 1995, pursuant to which Kaiser Electro-Optics, Inc. has certain rights to manufacture optical sub-assembly and head mounted electronics for the Company.

     Reference is made to a certain Distributorship Agreement between the Company and Oktas G.P. dated July 26, 1993.

     Reference is made to a certain Distributor Agreement dated July 15, 1996 between the Company and Peters.

     Reference is made to a certain U.S.A. and Canada Distribution Agreement dated July 11, 1996 between the Company and Delacroix-Chevalier Surgical Instruments.

     Reference is made to a certain International Distribution Agreement dated as of September 20, 1994 between AST and AMCO, Inc., which was assigned to the Company pursuant to the AST Agreement.

     Reference is made to a form of Sales Representative Agreement (the form of which has been provided to Investor) entered into with the following individuals or entities:

          1.   Farrell Medical;
          2.   C. Poisson Enterprises, Inc.;
          3.   Mountain States Medical, Inc.;
          4.   Selected Medical Enterprises, Inc.;
          5.   Don Valente;
          6.   Affiliated Medical Research, Inc.;
          7.   Meadowbrook Medical Technologies, Inc.;
          8.   Med Team, Inc.;
          9.   Northeastern Medical;
          10.  New England Medical Equipment;
          11.  Corthomed, Inc.;
          12.  Weber Associates, Inc.;
          13.  Cardio Medics;
          14.  IDA, Inc.;
          15.  Jo Scheid;
          16.  Kimberly Walsh;
          17.  RTM Enterprises; and
          18.  Biolife, Inc.